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SCHEDULE 14A INFORMATION STATEMENT

Consent Solicitation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/
Check the appropriate box:
/ /	Preliminary Consent Statement
/ /	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Consent Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
ARGUSS COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)
RONALD D. PIERCE AND KENNETH R. OLSEN
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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RONALD D. PIERCE	KENNETH R. OLSEN

    December 28, 2001

Dear Fellow Shareholder:

    By now you probably know that we own approximately 8.6% of the common stock of Arguss Communications, Inc. (the "Company" or "Arguss") and are seeking to protect your investment and prevent the continued erosion of shareholder value through new leadership. We recently sent you a GOLD consent card seeking your support for our proposals to replace the directors of Arguss with our nominees. Also, you may have already received the current board's revocation of consent statement and BLUE consent revocation card. We urge you to sign, date and return your GOLD consent card today.

    We believe that the current board in large measure is responsible for the Company's depressed market price, its default under its credit agreement and its recent poor operating results. We further believe that current management has not made the effective and decisive moves needed to improve the Company's performance and profitability.

PLEASE SIGN, DATE AND RETURN YOUR GOLD CONSENT CARD.

DO NOT SIGN AND RETURN ANY BLUE CONSENT REVOCATION CARD!

    THE CURRENT BOARD HAS MADE CERTAIN CLAIMS IN ITS REVOCATION STATEMENT ABOUT ITS PERFORMANCE, EXPERIENCE AND PLANS. BEFORE MAKING A DECISION, WE ASK YOU TO CONSIDER THE FOLLOWING:

How successful is the Company under current management?

    The current board claims that its cumulative track record is strong, and points to increases in revenues, net income, EBITDA and cash flows from operations. In our view, these increases are primarily attributable to acquisitions rather than internally generated growth. The Company's financial statements contained in its Annual Reports on Form 10-K for the 1998, 1999 and 2000 fiscal years—a period in which the current board thinks the Company performed strongly—show steady, dramatic decreases in internally generated growth. During the same periods, the Company's outstanding long-term debt skyrocketed from $31.1 million to $82.8 million.

    Despite the current board's claims concerning greatly improved performance, the marketplace is not convinced. Judge for yourself.

    According to the Company's own calculations as shown in the following graph publicly released by the Company itself, $100 invested in the Company's stock in January 1996 grew to only approximately $130 in five years, whereas $100 invested in the Company's peer group grew to approximately $600 in that same time period:

(1)
The foregoing graph compares the cumulative return for the Company's common stock during the five years commencing January 1, 1996, with the S&P 500 and its designated peer group. The Company has selected MasTec, Inc., Quanta Services, Inc., International FiberCom, Inc. and Dycom Industries, Inc. as its peer group. The graph assumes that $100.00 was invested in the Company's common stock on January 1, 1996 and assumes that $100.00 was invested in each of the S&P 500 Stock Index and each peer group member on January 1, 1996. The comparison assumes that all dividends are reinvested. (Source: Definitive Consent Revocation Statement of the Company dated December 21, 2001).

What you should know about the current board.

    We believe the current board has attempted to entrench itself. Again, examine the facts. Shortly after we publicly announced that we may consider possible strategies for enhancing shareholder value, including, among other alternatives, a change in the present board of directors or management of the Company, the current board took the following actions:

  •
  Adopted Golden Parachutes.  The board approved employment agreements for the Company's three top executives which contain "golden parachutes" so that each executive would receive a payment of two times his annual salary in the event of a change of control.

  •
  Adopted a Poison Pill.  The board adopted a poison pill, which is an anti-takeover device, that effectively prevents a change in control of a Company without the approval of its board of directors.

  •
  Adopted Special Meeting Bylaw Amendment.  The board amended the Company's bylaws to limit the right of stockholders to call a special meeting by allowing only stockholders who either alone or together hold over 50% of the issued and outstanding voting shares to call such meetings.

    We believe that this chronology is not a coincidence, and that these steps were taken in order to secure the positions of the current board and senior management and ward off our present challenge. Indeed, after we began our consent solicitation, we believe the current directors further attempted to thwart our efforts to exercise our right as shareholders to solicit your support by taking the following actions:

  •
  Commenced a Lawsuit Against Shareholders.  The Company filed a complaint against us in the United States District Court for the District of Maryland alleging, among other things, violations of federal securities laws and that we hid our plans to replace the board from you, even though we publicly indicated in October 2001 that we may consider seeking a change in the Company's current board of directors, more than a month before we initiated our consent solicitation.

  •
  Hired an Investment Bank.  As part of the current board's "business plan", the Company has hired a financial advisor, which coincidentally employs a current director, to "evaluate strategic alternatives" for the Company, which may include selling the Company to a competitor. We are concerned that, given the Company's present stock price, any sale of the Company at this time would not reflect the Company's true potential value.

    The current board has stated that it is well aware of its fiduciary duty to act in your interest. Consider the following additional examples and decide for yourself whether the board has acted in your interests:

  •
  Provided an Interest-Free Insider Loan.  In May 2001, the Company's Chairman, President and Chief Executive Officer, Rainer H. Bosselmann, received an interest free loan from the Company for $279,000 so that Mr. Bosselmann could exercise stock options and purchase 93,000 shares of common stock. Mr. Bosselmann purchased these shares at $3.00 per share when the market value of Arguss common stock was $5.77 per share and derived an unrealized gain of approximately $257,000. This decision was made at a time when the Company was losing money and benefited Mr. Bosselmann.

  •
  Spent Good Money after Bad.  Despite continuing, deep operating losses and substantial bank debt, the board has not disposed of Conceptronic, Inc., a subsidiary that has represented less than 8.6% of the Company's revenue for each of the last two fiscal years and has recorded pre-tax losses for the past four years. Despite these losses, except for one failed divestiture attempt in May of 2000, the current board has failed to either sell or liquidate this losing division and has squandered approximately $2.4 million in research and development expenditures for Conceptronic during the last three fiscal years. The Company indicated that it has made numerous attempts to sell Conceptronic and that it is currently in negotiations with a potential buyer. Nonetheless, the board has not liquidated that subsidiary—the one step that would stop Conceptronic's contribution to the Company's losses.

What you should really know about us.

    We have the knowledge, the desire and the experience to successfully manage the Company. We urge you to use the GOLD consent card to elect a team of hands-on, telecommunications professionals to oversee your investment in Arguss.

    The Truth About Our Commitment.  Make no mistake—we are seeking your consent for good reason. We have one main goal—to improve the operating performance of the Company, and hopefully, thereby increase the value of your investment. Like you, we are extremely disappointed with the Company's recent performance. Our interests are clearly aligned with yours.

    Do not be misled by the board's suggestion that because we sold some of our Arguss shares we are not committed to the Company or to the shareholders' interests. We sold shares as we saw their value sink under current management. Despite these sales, we still own approximately 8.6% of the outstanding common shares. Indeed, excluding unexercised stock options, we and our nominees own more stock than all of the current directors combined.

    The Truth About Our Qualifications.  The current board also suggests that we are not qualified to manage the Company. Yet, Mr. Pierce founded and successfully managed Can-Am Construction, Inc., a full-service, nationwide, profitable telecommunications company, until Arguss purchased it in 1998. Then, the Company kept him on board as President and Chief Executive Officer of Can-Am until he resigned in 2000. If he does not have the right experience to manage a telecommunications company, why did Arguss buy Can-Am from him and have him continue to manage the Company? Mr. Olsen was President of one of Arguss' principal operating subsidiaries for two years and founded his own telecommunications company in May 1999.

    The Company's current board consists primarily of investment bankers and financial services industry professionals. Unlike the current board, our nominees are highly qualified individuals who together have over 100 years of management experience in the telecommunications industry. This amounts to solid, hands-on experience in the Company's own industry. We believe this is the experience that counts in the real business world—not the administration of publicly traded companies. For all the current board's self-proclaimed experience in the latter, look how far it has taken Arguss!

    The Truth About Our Business Plan.  The Company depends on a small number of customers for a substantial portion of its revenues. Although the current board claims that it has been gradually diversifying the Company's customer base, just two customers—AT&T Broadband, Inc. and Charter Communications, Inc.—accounted for approximately 64% of the Company's net sales during the fiscal year ended December 31, 2000. And what the board has not told you is that AT&T Broadband is being acquired by Comcast Corporation (a company that Arguss has never done business with), and that Arguss has lost its northeast contract with Charter Communications. So much for the board's strategy! On the other hand, our nominees have detailed knowledge of the telecommunications industry and intend to expand and diversify the Company's customer base by taking advantage of their relationships with the Company's leading and potential customers, including Comcast Corporation.

What is the Truth About the Credit Agreement?

    The current board has taken actions that we believe are at least partly responsible for the Company's default on its financial covenants under the Company's existing credit agreement. Now, the current board says that this is not the time to install a new management team that is unfamiliar with the Company's lenders. While the current board would have you think otherwise, the election of our nominees need not constitute a default under the Company's credit agreement, because the truth is that the board can avoid such a default by consenting to their nomination.

Do Not Be Misled.

    The current board and senior management have not instituted the changes we believe are necessary to improve the Company's operations, performance, stock price and profitability.

    We urge you to reject management's claims of performance and progress:

    The Company's stock is trading near its all time low.

    The Company is presently unprofitable.

    The Company defaulted on financial covenants in its credit agreement.

    In light of the Company's recent financial losses, its default of financial covenants in its credit agreement with its lenders and low stock prices, what better time than now to install a team of seasoned, professional telecommunications executives to oversee your investment in Arguss?

  It's time to stop making excuses. It's time for a change.

    Our consent solicitation statement contains additional important information about our nominees and our plans for Arguss. We urge you to read it carefully before making your voting decision.

IMPORTANT

    PLEASE SIGN AND RETURN THE ENCLOSED GOLD CONSENT CARD TODAY, WHETHER OR NOT YOU PREVIOUSLY RETURNED THE BLUE CONSENT REVOCATION CARD.

    WE URGE YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY CURRENT MANAGEMENT. IF YOU HAVE RETURNED A BLUE CONSENT REVOCATION CARD, YOU HAVE THE RIGHT TO CHANGE YOUR VOTE.

    If your shares of Arguss common stock are held in your own name, please sign, DATE and return the enclosed GOLD consent card today in the enclosed postage-paid envelope.

    If your shares of Arguss common stock are held in "Street Name," please sign, DATE and return the enclosed GOLD consent card today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute the GOLD consent card on your behalf and make sure to DATE the consent.

    We appreciate your support and look forward to leading the Company back to profitability. If you have any questions or need assistance, please call Innisfree M&A Incorporated, which is assisting us in this matter, toll free at (888) 750-5834.

                      Sincerely,

RONALD D. PIERCE	KENNETH R. OLSEN

CONSENT CARD

CONSENT SOLICITATION BY RONALD D. PIERCE AND KENNETH R. OLSEN
WITH RESPECT TO ARGUSS COMMUNICATIONS, INC.

  Unless otherwise indicated below, the undersigned, a shareholder of record of Arguss Communications, Inc. ("Arguss") as of the close of business on November 29, 2001 (the "Consent Record Date"), hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, with respect to the number of shares of common stock of Arguss held by the undersigned, to the taking of the following actions without a meeting of the shareholders of Arguss:

  Please mark your votes as /x/ indicated in this example.

Proposal 1: Remove the current directors of Arguss (Rainer H. Bosselmann, DeSoto S. Jordan, Jr., Daniel A. Levinson, Richard S. Perkins, Jr., Garry A. Prime, James W. Quinn and Peter Winslow) and any other person elected or appointed to the Arguss Board of Directors prior to the effective date of this proposal other than the directors elected by this consent.

CONSENT / / DOES NOT CONSENT / / ABSTAIN / /

INSTRUCTION: IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE FOLLOWING SPACE:

Proposal 2: Elect Ronald D. Pierce, Kenneth R. Olsen, James D. Gerson, Stephen G. Moore, Dennis Nolin, Michael Sparkman and George Tamasi to serve as the directors of Arguss until their respective successors are duly elected and qualified or their earlier resignation or removal.

CONSENT / / DOES NOT CONSENT / / ABSTAIN / /

INSTRUCTION: IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE FOLLOWING SPACE:

BOTH OF PROPOSALS 1 AND 2 MUST BE APPROVED FOR EITHER OF THEM TO BE EFFECTIVE.

Proposal 3: Repeal any amendment(s) to the Arguss by-laws adopted by the current Arguss Board of Directors between October 1, 2001 and the effective date of this proposal.

CONSENT / / DOES NOT CONSENT / / ABSTAIN / /

(continued on reverse side)

CONSENT CARD

THE EFFECTIVENESS OF PROPOSAL 3 IS NOT CONDITIONED UPON THE ADOPTION OF ANY OTHER PROPOSAL.

IF YOU FAIL TO MARK A BOX FOR ANY PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL
YOUR CONSENT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

                            Dated

                            Print Name

                            Signature(s)

                            Signature(s)

                            Authority

                            Please sign exactly as the name appears on stock certificate or on the attached label. If shares are held by joint tenants, both should sign. In case of joint owners, each joint owner must sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title.

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PLEASE SIGN, DATE AND RETURN YOUR GOLD CONSENT CARD.
DO NOT SIGN AND RETURN ANY BLUE CONSENT REVOCATION CARD!
IMPORTANT